                                                                                Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of March 31, 2006, between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Bernard Kasten, M.D. (“Executive”).

WHEREAS, the Company no longer desires to employ Executive and Executive no longer desires to be employed by the Company, the parties hereto agree to terminate Executive’s employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and covenants hereinafter set forth, the parties agree to the terms and conditions of this Agreement as follows:

1.
EMPLOYMENT AGREEMENT TERMINATED. Except as otherwise expressly set forth below, all terms and conditions of the Employment Agreement dated July 2, 2004 between Executive and Company (the “Employment Agreement”) are hereby terminated, and this Agreement and its attachment expressly supersede any and all previous understandings and agreements between the Company and Executive and constitute the sole and exclusive understanding between the Company and Executive concerning the subjects set forth herein.

2.
REMAINING TENURE. Executive shall retain the title of Chief Executive Officer (“CEO”) through and including April 30, 2006 or until he obtains new employment, whichever occurs first (the “Remaining Tenure”).

3.	CONSIDERATION.

a.
Salary. During the Remaining Tenure and for an additional period beginning the first business day after the end of the Remaining Tenure and continuing through September 16, 2006 (the “Separation Period”), Executive shall receive his salary on the terms and conditions set forth in Section 3(a) of the Employment Agreement in lieu of any other severance or payment.

b.
Options. Concurrently with the execution of this Agreement, the parties will execute an amendment to Executive’s Incentive Stock Option Agreement (relating to the “Time Vested Options,” as such term is defined in the Employment Agreement) that is substantially in the form of the annexed Exhibit A. Executive’s Incentive Stock Option Agreement (relating to the “Milestone Options,” as such term is defined in the Employment Agreement) is cancelled and hereby declared void ab initio and of no further force or effect. The parties’ rights and obligations with respect to all options in Company stock, whether vested or unvested, shall be as set forth in the amended Incentive Stock Option Agreement (relating to the Time Vested

Options), notwithstanding anything in the Employment Agreement to the contrary.

c.
Medical and/or Dental Insurance Benefits. Executive will be permitted to continue participation in the Company's group medical and/or dental insurance benefit plans as in effect and amended from time to time at the contribution level in effect for active employees until (i) the end of the Remaining Tenure, (ii) he becomes entitled to Medicare or (iii) he becomes eligible for coverage under medical and/or dental insurance benefit plans, as the case may be, of another employer through his future employment, whichever occurs first. Executive shall notify the Company of his eligibility for coverage under medical and/or dental insurance benefit plans of any future employer of Executive promptly and no later than the date when such coverage begins.

4.
COOPERATION. During the Remaining Tenure and Separation Period, Executive shall be available to the Company on a reasonable basis for transitional purposes, including, but not limited to, working on continuing funding projects, the proposed transaction between the Company and PharmAthene, Inc., Company obligations with respect to the Securities and Exchange Commission (“SEC”) and the transition of contacts developed in connection with Executive’s work as CEO. At any time, upon request, Executive shall give his assistance and cooperation willingly in any matter relating to his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations relating to matters in which he was involved or potentially has knowledge by virtue of his employment with the Company.

5.
NON-DISPARAGEMENT. Executive will not disparage or defame the Company, its employees, officers, directors or shareholders, any of its actual or proposed products or services, the proposed combination of the Company and PharmAthene, Inc. or any other activity of the Company during his tenure with the Company. The Company will not disparage or defame Executive. The parties acknowledge that providing substantially accurate information concerning Executive’s period of tenure or job titles with the Company shall not violate this Agreement.

6.
ANNOUNCEMENT OF SEPARATION. The parties shall work in good faith to craft a mutually acceptable public announcement concerning the subject of this Agreement, including a press release and Company disclosure on SEC Form 8-K.

7.
OUT-OF-POCKET EXPENSES. During the Remaining Tenure and Separation Period, Executive shall be reimbursed for all legitimate out-of-pocket expenses actually incurred in connection with his cooperation with the Company pursuant to Paragraph 4 of this Agreement, so long as such expenses are approved in advance and substantiated with appropriate receipts.

8.
COMPANY PROPERTY. At the end of the Remaining Tenure, Executive shall return all Company property in his possession or control, including, without limitation, computer disks or data (including, without limitation, data retained on any computer), any home-office equipment or computers purchased or provided by the Company, and any records, documents, files or other materials. Executive may retain the computer monitor and other devices without data storage capabilities previously supplied or made available to him that have never contained Company data if, within seven (7) days of the execution of this Agreement, he shall remit to the Company the full purchase cost of such items.

9.
INDEMNIFICATION. Executive shall remain entitled to indemnification from the Company under the terms of the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement for acts relating to his employment by the Company. Without limiting the foregoing, the Company agrees to indemnify Executive in accordance with the Company’s certificate of incorporation and bylaws in connection with the claims arising out of the pending litigation with Four Star Group without Executive being required to make any further demand or notice, effective on the receipt by the Company of Executive’s undertaking.

10.	RELEASES.

(a)
RELEASE OF COMPANY. Executive hereby releases and holds harmless (on behalf of himself and his family, heirs, executors, agents, successors and assigns) now and forever, the Company from and waives any claim in any legal jurisdiction that he has presently or may have or has had in the past, known or unknown, against the Company upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, including, without limitation, all claims arising from his employment with, or termination of employment from, the Company, or otherwise. Without limiting the generality of the preceding, this Agreement is intended to and shall release the Company from any and all claims or rights arising under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the Fair Labor Standards Act, as amended, and all other statutes regulating the terms and conditions of your employment), regulation or ordinance, under the common law or in equity (including any claims for wages, wrongful discharge, discrimination, or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and Executive, including, without limitation, any claim Executive might have for severance, termination or severance pay. Notwithstanding the provision of any state law, and for the purpose of implementing a full and complete release and discharge of the Company, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know of or suspect to exist in his favor at the time of signing this Agreement and arising from his employment with or termination of employment from the Company, and that this Agreement contemplates the release of any such claim.

(b)
COVENANT NOT TO SUE. Executive will not sue the Company’s shareholders, or the officers, directors, employees, agents, attorneys, successors or assigns of any of the Company or its shareholders (collectively, with the Company’s shareholders, the “Company-Related Group”), regarding any claim or matter relating to or arising out of Executive’s employment with the Company, the termination of Executive’s employment, or any other event or activity relating or pertaining to the Company; provided, however, that the covenant set forth in this Paragraph 10(b) shall not bar the assertion of any defense or counterclaim to any claim brought by any member of the Company-Related Group. Executive acknowledges that all members of the Company-Related Group are intended third-party beneficiaries of this covenant.

(c)
RELEASE OF EXECUTIVE. The Company hereby releases and holds harmless (on behalf of itself and its agents, successors and assigns) now and forever, the Executive (and his family, heirs, executors, agents, successors and assigns) from, and waives any claim in any legal jurisdiction that it has presently or may have or has had in the past, known or unknown, against, the Executive upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, including, without limitation, all claims arising from the Executive’s employment with, or termination of employment from, the Company, or otherwise.

(d)
STOCK OPTION AGREEMENT NOT RELEASED. The releases set forth in this Paragraph 10 do not extend to the rights and obligations set forth in this Agreement or the amended Incentive Stock Option Agreement.

11.
CONFIDENTIALITY, INVENTION OWNERSHIP AND RELATED COVENANTS. Executive shall remain bound by the obligations contained in Section 8(a), 8(b) and 8(c) of the Employment Agreement. In addition, Executive shall not at any time divulge to any other entity or person any confidential information acquired by Executive concerning the Company’s or its affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or their respective family members, any information concerning this Agreement or the terms thereof, or any information concerning the circumstances of Executive’s employment with and any termination of Executive’s employment from the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or that reflects adversely upon or would reasonably impair the reputation or best interests of the Company or any of its directors, officers, employees or agents or their respective family members, except in each case (i) information that is required to be disclosed by court order, subpoena or other judicial process, (ii) information regarding Executive’s job responsibilities during his employment with the Company to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to Executive’s spouse or his tax advisor for purposes of obtaining tax advice provided that such persons are made aware of and agree to comply with the confidentiality obligation, (iv) information that is necessary to be disclosed to Executive’s attorney to determine whether Executive should enter into this Agreement or (v) information mutually agreed upon pursuant to Paragraphs 4 or 6 of this Agreement. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, electronic or internet publication or discussion group, theatrical production or movie, or television or radio programming or commercial. In addition to any and all other remedies available to the Company for any violation of this Paragraph, Executive agrees to immediately remit and disgorge to the Company any and all payments paid or payable to him in connection with or as a result of engaging in any of the above acts. In the event that Executive is required to make disclosure under any court order, subpoena or other judicial process that in any way relates to his employment with the Company or any of the foregoing matters described above, Executive will promptly notify the Company so that the Company may seek appropriate relief from such disclosure or waive Executive’s duty of nondisclosure hereunder, provided that, if, following any such effort by the Company to avoid disclosure, Executive shall, in the reasonable opinion of his counsel, stand liable for contempt or suffer other censure or penalty for failure to disclose, Executive may make such disclosure under terms that seek to protect confidentiality to the extent permissible without liability hereunder. Executive shall permit the Company to participate with counsel of its choice in any proceeding relating to such compulsory disclosure and shall cooperate with the Company’s efforts to avoid disclosure. Executive acknowledges that all information the disclosure of which is prohibited by this Paragraph is of a confidential and proprietary character and of great value to the Company.

12.
FREE WILL. Executive is entering into this Agreement of his own free will and without coercion, intimidation or threat of retaliation. He acknowledges and agrees that the Company has not exerted any undue pressure or influence on him in this regard. Executive acknowledges that he has had reasonable time to determine whether entering into this Agreement is in his best interest, has retained counsel and has read and fully understands the terms set forth in this Agreement.

13.
PENALTIES. If Executive initiates or participates (other than as a witness providing truthful testimony or relevant documents in his possession or control, subject to Section 11 of this Agreement) in any lawsuit or other legal action arising out of his employment with the Company or the termination of his employment with the Company, the Company may, except as otherwise prohibited by law, reclaim any and all amounts paid under Section 3(a), 3(c) or 7 of this Agreement, without waiving the release granted herein, and terminate any unpaid or unvested benefit or payment that is due under this Agreement, in addition to any other remedies it may have. In addition, in any action brought to enforce this Agreement, the prevailing party shall be entitled to receive all of its reasonable attorneys’ fees and costs incurred resulting from, or incident to, any such litigation.

14.
NOTICE. Any notice to be given under this Agreement shall be given in writing and delivered either personally or sent by certified mail to the Company c/o Chief Financial Officer at 420 Lexington Avenue, Suite 408, New York, New York 10170, and to you at 4380 27th Court, S.W., Building No. One, #104, Naples, Florida 34116, with a copy to Bradley G. Haas, Esq., Katz Teller Brant & Hild, 255 East Fifth Street, Suite 2400, Cincinnati, OH 45202.

15.	NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Executive.

16.	SEVERABILITY. Should any provision or part of this Agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

17.
ASSIGNMENT. This Agreement may be assigned by the Company to (i) any affiliate of the Company or (ii) any non-affiliate of the Company that shall acquire all or the greater part of the business and assets of the Company. In the event of any such assignment, the Company shall cause such affiliate or non-affiliate, as the case may be, to assume the obligations of the Company hereunder with the same effect as if such assignee were the “Company” hereunder. This Agreement is personal to Executive and Executive may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.

18.
NON-ALIENATION. Executive shall not have any right to pledge, hypothecate or in any way create a lien upon any payment or benefit provided under this Agreement, and no such payment or benefit shall be assignable in anticipation of payment, either by voluntary or involuntary acts or by operation of law.

19.
GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to agreements made and to be performed in New York by citizens thereof. The parties consent and agree to the exclusive jurisdiction of the federal and state courts sitting in the County of New York in the State of New York for all purposes. Notice of any lawsuit may, but need not, be sent in accordance with Paragraph 14 above in lieu of any other allowable method.

20.
ENTIRE AGREEMENT. This Agreement and its attachment constitute the sole and exclusive understanding between the Company and Executive concerning the subjects set forth herein, other than the surviving terms of the Employment Agreement and the amended Incentive Stock Option Agreement (relating to Time Vested Options) expressly referenced herein or in the attachment, the terms of which remain in full force and effect. Neither this Agreement nor the attachment may be altered, modified, changed or discharged except in a writing signed by Executive and agreed to by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIGA TECHNOLOGIES, INC.

By: /s/ Thomas N. Konatich
                               Thomas N. Konatich
                               Chief Financial Officer

/s/ Bernard Kasten
Bernard Kasten, M.D.

KTBH:659076.2